NETRIX and OpenROUTE Networks Announce $114 Million Merger of Equals

Companies Sign Letter of Intent to Merge to Provide First Total Customer Premise Equipment Solutions to Telcos, ISPs and CLECs

HERNDON, Va. and WESTBORO, Mass., Aug. 27   NETRIX Corporation (Nasdaq: NTRX -
news), a leader in Internet telephony technology, and OpenROUTE Networks, Inc. (Nasdaq: OPEN - news), a leading provider of Internet access and solutions for Internet Service Providers (ISPs), telcos, CLECs, and enterprises, today announced that they have signed a letter of intent to merge. The proposed merger has a combined equity market value (based upon August 26, 1999 closing prices) of approximately $114 million.

The merger represents a major development in the Internet telephony industry through the melding of key product and market competencies from both companies. NETRIX's world-class Voice over Internet Packet and Internet telephony solutions combined with OpenROUTE's security, firewall, Virtual Private Network and enhanced IP performance products and services will allow the merged organization to offer a full range of scalable products delivering infrastructure-independent virtual private voice and data networks.

Under terms of the letter of intent, NETRIX shareholders will retain their shares, and each share of OpenROUTE common stock will be exchanged for one share of NETRIX common stock. The consummation of the merger, which is expected to close by year-end, is subject to certain conditions including the receipt of the requisite approval of each Company's stockholders and the fulfillment of other customary conditions.

NETRIX provides voice and data networking products designed to deliver multi-service networks for the transport of voice and data. NETRIX customers include multi-national corporations, emerging service providers, and government agencies in over 60 countries worldwide. OpenROUTE designs and manufactures products that connect corporate office to the Internet. OpenROUTE customers and partners include first-tier ISPs such as PSInet, UUNET/Worldcom, MCI/Worldcom, UltraNet/RCN and iCi/WinStar, as well as organizations like AT&T and U.S. Navy.

"NETRIX and OpenROUTE's products, services and geographic coverage are an ideal match," said Steven T. Francesco, Chairman and Chief Executive Officer of NETRIX. "Together we can capitalize on the excellent opportunities that exist from the combination of our technologies to provide world-class IP telephony solutions to ISPs, CLECs and telcos. We are addressing complementary markets and hope to expedite our integration so that we can start working together as quickly and as efficiently as possible.

"We have been exploring working with NETRIX since June and I am excited by the opportunities this merger presents our customers and shareholders," said Bryan
R. Holley, President and Chief Executive Officer of Open ROUTE. "We have been vigorously planning our product expansion to address voice and data convergence. NETRIX has demonstrated significant leadership in this area and together with our Internet/VPN expertise, this will accelerate our efforts." Holley continued, "as the ISP phenomenon continues to expand, not only here in the U.S., but also in Europe, Asia, and ultimately worldwide, we expect that together with Netrix we will be at the forefront of this global expansion."

About NETRIX

NETRIX Corporation is a leading worldwide provider of voice and data networking products. NETRIX products are designed to deliver multi-service networks for the transport of voice and data to enable its customers to provide a wide variety of voice and data services. Combining patented, switched, compressed voice technology and advanced networking capabilities, NETRIX delivers networking solutions that improve network performance and deliver an array of tarrifable network services. NETRIX's customers, include multi-national corporations, emerging service providers, and government agencies in over 60 countries worldwide. Corporate headquarters are located at 13595 Dulles Technology Drive, Herndon, Virginia 20171. Phone: 703-742-6000 or 800-949-2737; Fax: 703-742-4048; Internet: http://www.netrix.com.

About OpenROUTE Networks

Founded in 1972, OpenROUTE developed the first multiprotocal router in 1985. today, OpenROUTE software powers more than 200,000 routers worldwide, and has been licensed by IBM, Motorola, Ascend, and many other leading vendors. For further information, contact OpenROUTE Networks, Inc., Westboro, Massachusetts at 800-545-7464 or Internet: http://www.openroute.com.

Safe Harbor: This release contains forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by NETRIX and OpenROUTE with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence of new product development, competition, development, competition, ability to secure protection for proprietary products and other intellectual property, rapid technological and market change, failure to complete planned products on schedule and on budget, financial risk management and future growth subject to risks, the companies' ability to achieve Year 2000 compliance, adverse changes in the regulatory or legislative environment, and failure to close the merger timely or at all.
The companies undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

               Conference call 10:00 a.m. EST, Friday, August 27
               Call in numbers: 703-736-7226 or 800-283-1485
                                  Passcode: NTEX
             Replay Available Until August 31, 1999 at 7603-925-2471
                                  Passcode: 1981664